PRELIMINARY OFFERING CIRCULAR DATED JULY 10, 2017

To The Stars Academy of Arts and Science Inc.

1051 S. Coast Hwy 101

Suite B

Encinitas, CA 92024

760.452.8702

Up to 10,000,000 shares of Class A Common Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 37

	Price to Public	Underwriting discount and commissions	Proceeds to issuer*	Proceeds to other persons
Per share/unit	$5.00	N/A	$5.00	N/A
Total Minimum	$1,000,000	N/A	$1,000,000	N/A
Total Maximum	$50,000,000	N/A	$50,000,000	N/A

*See the “Plan of Distribution and Selling Securityholders” for details.

This offer will terminate at the earlier of (1) the date at which the maximum offering amount of $50,000,000 has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion.

The company has engaged [               ] as escrow agent to hold any funds that are tendered by investors in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. Investor funds will be held in a segregated bank account at an FDIC insured bank pending closing or termination of the offering. The offering is being conducted on a best-efforts basis with a minimum of $1,000,000. The company may undertake one or more closings on a rolling basis once the minimum offering amount is raised. After each closing, funds tendered by investors will be made available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

1

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately                 , 2017.

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

2

In this Offering Circular, the term “TTS AAS” or “the company” or “us” or “we” refers to To The Stars Academy of Arts and Science Inc. and its consolidated subsidiaries, including To The Stars, Inc. (“TTS”).

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

3

SUMMARY

The Company

The company is a Public Benefit Corporation founded in 2017 by a former senior Intelligence Officer with the CIA, a distinguished research scientist, and an award-winning artist with the goal of creating a dynamic consortium that can be a positive vehicle for change by supporting progressive thought through academic research, exotic engineering, and cinematic entertainment. In the course of the company’s organization it acquired To The Stars, Inc., an existing business that now comprises the company’s Entertainment Division.

The first transparent partnership of its kind, the company collaborates with global citizens to investigate under-funded but potentially life-changing fields of science and aims to democratize access to information through aerospace engineering. The company’s education mission includes exciting and immersive multimedia products and services to inspire the imagination of the scientific mysteries of the universe and their profound implications on human potential and the future of our planet.

The company is composed of Science, Advanced Engineering, and Entertainment Divisions. The company’s Science Division will be a theoretical and experimental laboratory, challenging conventional thinking by discovering a new world of physics and consciousness-related possibilities and exploring how to use them to affect the world positively. This will include projects relating to Human Ultra-Experience Database, Engineering Space-Time Metric, Brain Computer Interface, and Telepathy, with the help of an esteemed advisory board of geneticists, physicists, and analysts.

The company’s Advanced Engineering division is dedicated to finding revolutionary breakthroughs in propulsion, energy, and communication. We intend to employ lead engineers from major Department of Defense and aerospace companies specializing in revolutionary and classified spacecraft and aircraft. We intend to focus on exploring beamed energy propulsion launches, energy, and data communications through exotic engineering. By investing in and developing our own revolutionary and proprietary technology, we aim to build a beamed energy launch facility that will have the capability to send satellites and micro-satellites into orbit using only powerful beams of laser light. We believe that this will dramatically open up access to space by cutting the costs of launch into orbit.

The Entertainment Division is composed of the company’s wholly-owned subsidiary To The Stars, Inc., a vertically integrated business that creates original intellectual property informed by science and intelligence research and brought to life by award-winning content creators. Spanning film, television, books, music, art, and merchandise, fans from all generations and interest levels find themselves engaged and immersed in exciting media that creates a sense of intrigue and wonder.

4

Examples of our approach to how science and entertainment can be vertically integrated are our current award-winning and bestselling franchises Poet Anderson and Sekret Machines. Poet Anderson, winner of IPBA’s Benjamin Franklin Award for Best Teen Fiction and “Best Animation” at the Toronto International Shorts Festival, is an exciting dystopian Young Adult franchise based on a Stanford University study on how dreams can prepare you for real life events. The story of Poet Anderson can be enjoyed in a novel, animation, or in a beautifully crafted comic book series. If we are successful in our raise, future plans include expanding the Poet Anderson franchise into virtual reality and a documentary exploring the real-life science behind the story.

Sekret Machines is another bestselling franchise that explores the real and well-documented events behind Unidentified Aerial Phenomenon. With input from top government officials and scientists, the franchise can be digested as a fictional Sci-Fi thriller novel, academically researched non-fiction series, or in the upcoming documentary with exclusive interviews from military and civilian government officials.

Our company philosophy strongly favors direct consumer relationships – by committing to the transparency tenets of a public benefit corporation, taking our ideas to you to fund initiatives through this offering, and selling products direct to consumer. We consider people and the planet in addition to profits in all our decision-making and work towards always having exciting education experiences that will ignite a sense of wonder and curiosity in the exciting scientific discoveries and mysteries of our universe.

In designing a plan to approach this ambitious undertaking, we solicited the help of the best minds in entertainment, science, and aerospace to identify projects that will be most likely to yield results. While the exact project(s) and order in which we pursue them will depend on the amount of capital we raise, we believe the investment we make will yield results to the store of human knowledge, create useful and profitable commercial products, and provide unique entertainment experiences.

The Offering

The company is offering a minimum of 200,000 shares of Class A Common Stock and a maximum of 10,000,000 shares of Class A Common Stock on a “best efforts” basis. The cash price per share of Class A Common Stock is initially set at $5.00. The minimum investment is 40 shares, or $200.

To date, our revenues have not been sufficient to fund operations. Thus, until we can generate sufficient cash flows to fund operations, we are dependent on raising additional capital through debt and/or equity transactions.

5

Summary Risk Factors

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	This is essentially a brand-new company.
•	As a public benefit corporation, our decision-making includes more than profitability.
•	The offering price has been arbitrarily set by the company and the valuation is high.
•	Our costs may grow more quickly than our revenues, harming our business and profitability.
•	With a retail ecommerce store, we are reliant on the Internet as well as third parties to provide the back end, so we may be vulnerable to hackers.
•	We would be damaged by the death, incapacity, departure, or damage to the reputation of principal investor/key man Tom DeLonge.
•	We may not be able to maintain and grow our user base and user engagement.
•	Aerospace and scientific research and development can be risky, and there are no guarantees that any of the projects we undertake will lead to a commercially-viable product.
•	Competitors may be able to call on more resources than the company.
•	The company may encounter challenges in the legislative or regulatory environment.
•	We have a concentration risk from a third-party provider
•	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.
•	The failure of the company to attract and retain highly qualified personnel in the future could harm our business.
•	We expect to raise additional capital through equity offerings and to provide employees with equity incentives.
•	It will take a while for profits to come in.
•	The company may need more money.
•	You may not like our projects.
•	There is no current market for any of the company’s shares of stock.
•	We may have a large shareholder base.
•	Equity crowdfunding is new.

6

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

There are several risks and uncertainties in our business plan, including but not limited to the following:

Risks Relating to the Company and its Business

This is essentially a brand-new company. TTS AAS was incorporated in February 2017, and although the Entertainment Division conducted through our subsidiary TTS has been conducted for several years, we are intending to expand into completely new businesses. Our Science and Advanced Engineering Divisions have no customers and no revenues. There is no history upon which an evaluation of our past performance and future prospects in the entertainment industry can be made.

As a public benefit corporation, our decision-making includes more than profitability. A public benefit corporation acts to further not only its business interests, but also its public purpose. Our public purpose, as stated in our Articles of Incorporation, is to produce a positive effect for society by engaging in scientific and engineering research and development, producing literary, music, film and media content, and engaging in entertainment-related activities intended to promote knowledge, stimulate discussion, raise awareness, and generate funds to support research, strategic partnerships, ventures, technology, education, charitable and other activities.

The offering price has been arbitrarily set by the company and the valuation is high. Valuations for companies at this stage are generally purely speculative, and even more so in our case. We have not generated any revenue from the aerospace and science projects we plan to pursue, nor do we have deals in place yet to do so. Our valuation has not been validated by any independent third party, and may decrease precipitously in the future. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation. See “Dilution” for more information.

7

Our costs may grow more quickly than our revenues, harming our business and profitability. The company may invest in projects that end up losing money. Our expenses may be greater than we anticipate and our efforts to make the business more efficient may not be successful. In addition, the company may increase marketing, sales, and other operating expenses in order to grow and expand its operations and to remain competitive. Increases in our costs may adversely affect our business and profitability. Our financial results in any given period can be influenced by numerous factors, many of which we are unable to predict or are outside of our control.

With a retail ecommerce store, we are reliant on the Internet as well as third parties to provide the back end, so we may be vulnerable to hackers. We depend on the Internet and third-party providers to manage our ecommerce website for our Entertainment Division. The company is subject to the risks of any ecommerce store with regards to service interruptions, security breaches, and hackers.

We would be damaged by the death, incapacity, departure, or damage to the reputation of principal investor/key man Tom DeLonge. We currently depend on the continued services of Tom DeLonge. Mr. DeLonge further provides marketing and promotional opportunities in his professional capacity as a musician and celebrity. The loss or departure of Mr. DeLonge could disrupt our operations and have an adverse effect on our business.

We may not be able to maintain and grow our user base and user engagement. The entertainment industry is generally affected by the same risk factors of other industries, but due to its nature, the production, distribution, and marketing of content can require large capital investments. Even with adequate funding, our products may fail to gain any traction with viewers.

Aerospace and scientific research and development can be risky, and there are no guarantees that any of the projects we undertake will lead to a commercially viable product. The aerospace and science industries are generally affected by the same risk factors as other industries, but the heavy investment in research and development requires large capital investment. Additionally, we are considering projects that are cutting-edge or extremely speculative, with many unknowns. Even with adequate funding, we may fail to produce a commercially viable product. All of the projects we are currently considering are subject to their own specific risks, but they include some of the following:

•	Advanced aerospace technologies. The undefined and forward-looking nature of this project means that we may run into unanticipated barriers to implementation of the new research principles involved. Additionally, this type of research will require high-energy, which will need careful management and control.

8

•	Beamed energy propulsion launch systems. This project has been proposed in academic papers, as have the potential risks, which include:
o	beam director failure;
o	beam instability due to weather conditions;
o	degradation or failure of command and control;
o	insufficient power to reach altitude;
o	failure of beam director, optical, electronic, or mechanical components;
o	unexpected bird strikes;
o	regulatory issues with the FAA with regards to altitudes above 2,000 feet; and
o	problems in acquiring an adequate test site or electrical power.

•	Brain-computer interface technology. This technology is already being pursued by well-resourced companies, and commercialization of any product will likely be well into the future.

•	Engineering the space-time metric. This technology is in the very early stages, and success depends on a yet to be defined breakthrough in propulsion to enable traveling to the stars at near light speed.

•	Human ultra-experience database. This may involve extensive investment cost.

•	Radiation shielding materials for space applications. The development and engineering of these materials is already being pursued by well-resourced companies. As consumer-driven space travel evolves, the competitive field of companies in this industry will grow. Development of the type of material necessary to reach the next level of innovation will be cost-intensive.

•	Telepathy. Research into telepathy may require scientific testing on persons, which will expose the company to different risk factors than its other proposed projects.

Competitors may be able to call on more resources than the company. Competition in aerospace and science may depend on what projects we take on. Many of our competitors have more resources than we will. Existing or new competitors may produce directly competing products and services. These competitors may be better capitalized than the company, which might give them a significant advantage. Competitors may be able to use their greater resources to offer lower prices, even to uneconomic levels that the company cannot match.

The company may encounter challenges in the legislative or regulatory environment. The aerospace industry is highly regulated and we anticipate that changes to the regulatory environment will impact our decision-making on which projects to pursue and when or whether a product becomes commercially viable. Since we intend to pursue cutting-edge projects, we may not know what regulations will apply to a project before deciding to invest in it, and legislative or regulatory changes may impact the profitability or viability of a project.

9

Our media business has a concentration risk from a third-party provider. Our Entertainment Division, which is the only part of the company currently producing revenues, has a concentration risk from a third-party provider for which accumulates revenues and royalties due to TTS primarily through digital sales of its music products and then remits the monies collected to TTS. These revenues represent approximately 19% and 26% of total revenues for the years ended December 31, 2016 and 2015. As of December 31, 2016 and 2015, accounts receivable from this third party represented 58% and 48% of accounts receivable, respectively. Additionally, as of December 31, 2016 and 2015, TTS had one customer which represented 33% and 48% of accounts receivable, respectively. The loss of either of these could negatively impact our operations.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected. We rely on intellectual property for our Entertainment Division and anticipate relying on intellectual property for our proposed aerospace and science projects. We rely and expect to continue to rely on trademark, copyright, patent, trade secret and Internet protection laws to protect our proprietary rights. We have filed various applications for trademarks in the United States and internationally, however, there is no guarantee we can maintain, or successfully defend such intellectual property. Third parties may knowingly or unknowingly infringe our proprietary rights, or may challenge proprietary rights held by the company, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished.

The failure of the company to attract and retain highly qualified personnel in the future could harm our business. As we continue to grow, we cannot guarantee that we will be able to attract the personnel we need to maintain our competitive position. If we do not succeed in attracting, hiring and integrating qualified personnel, or retaining and motivating existing key personnel, we may be unable to grow effectively.

We expect to raise additional capital through equity offerings and to provide employees with equity incentives. Therefore, your interest in the company is likely to continue to be diluted. We may offer additional shares of our stock and/or other classes of equity or debt, which would dilute the ownership percentage of investors in this offering. Additional fundraising in the future may be offered at a lower valuation, which would dilute the interest of investors in this offering. See “Dilution” for more information.

10

It will take a while for profits to come in. Even in the best-case scenario, the process of making money from research and development-intensive business like aerospace and science is slow. Similarly, in the entertainment business, and film industry in particular, the time a project starts until it is complete, released, and begins to see revenue can be substantial.

The company may need more money. The company might not raise enough money in this offering to meet its operating needs and fulfill its plans. If that happens, it may cease operating and you will get nothing. Even if the company sells all of the Class A Common Stock it is offering now, it will probably need to raise more funds in the future, and if it can’t get them, the company may have to cut overhead costs, evaluate each subsidiary and project for potential closure, and seek private financing for special projects. Without future funding, it is unlikely the company would be able to continue any research-intensive endeavors and it may fail. Even if the company does make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because later investors might get better terms.

You may not like our projects. We are in the process of evaluating which of our planned projects will most likely lead to a viable commercial product. Final decisions on projects are made by our management team. We may choose projects you don’t like, don’t believe in, or even ones you object to.

Risks Relating to the Securities

There is no current market for any of the company’s shares of stock. There is no formal marketplace for the resale of the Class A Common Stock. Investors should assume that they may not be able to liquidate their investment or be able to pledge their shares as collateral for some time.

We may have a large shareholder base which will likely grow even larger over time. Our goal is grow our shareholder base through the current Regulation A+ campaigns and multiple rounds of fundraising. It is uncommon for a start-up company with limited resources and a small staff to have so many investors. Despite best efforts, it is possible that unexpected risks and expenses of managing this large shareholder base could divert management’s attention and even cause the company to fail.

Equity crowdfunding is new. Our existing funding and future fundraising plans (including this round) are reliant on equity crowdfunding and provisions of the JOBS Act, which have been in effect for a short period of time. Secondary markets don’t exist yet, and may not exist for some time (or ever), which hampers the ability for investors to sell their shares. The laws are complex, and interpretation by governing bodies doesn’t exist in some cases and may change over time in others. Changes to the laws (or interpretation of the laws) could impact our ability to raise money as well as your ability to trade your shares.

11

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders and assumes the conversion of all options and grants, including those authorized under the 2017 Stock Incentive Plan regardless of issuance or vesting. The proceeds in the table are not adjusted for the potential proceeds from the hypothetical conversion of options granted and the hypothetical sale of restricted shares sold under the 2017 Stock Incentive Plan.

	Minimum	Mid	Maximum
	June 30, 2017	June 30, 2017	June 30, 2017
Tangible Net Book Value:[a]	$286,744	$286,744	$286,744
Fully Diluted Shares[b]	85,005,400	85,005,400	85,005,400
Per Share	$0.003	$0.003	$0.003

Capital Raise	$1,000,000	$25,000,000	$50,000,000
Adjusted Tangible Net Book Value:	$1,286,744	$25,286,744	$50,286,744
Additional Shares	200,000	5,000,000	10,000,000
Total Shares	85,205,400	90,005,400	95,005,400
Per Share	$0.02	$0.28	$0.53

Increase Current Shareholders	$0.01	$0.28	$0.53
Purchase Price	$5.00	$5.00	$5.00
Decrease New Shareholders	$4.98	$4.72	$4.47

TTS AAS Ownership	85,005,400	85,005,400	85,005,400
Percent Owned Before	100.00%	100.00%	100.00%
Percent Owned After	99.77%	94.44%	89.47%

a)	Book value of To The Stars, Inc. at 12/31/16 ($486,744) less $200,000 of adjustments used to reach fair market value of TTS AAS at 5/31/17.

b)	Includes 5,400 shares of Class B Common Stock (no Class B Common Stock on offer), which has the same economic value as Class A Common Stock and can be converted. Assumes full issuance and full vesting of the 17,500,000 shares of Class A Common Stock available under the TTS AAS 2017 Stock Incentive Plan.

12

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $100,000 at a valuation of only $200,000 (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $2,667.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

13

USE OF PROCEEDS TO ISSUER

$50 Million Raise

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses, will be approximately $43.5 million. TTS AAS plans to use these proceeds as follows:

•	Approximately $7 million on operating expenses, which includes employee salaries in the amount of $4.5 million through 2019. We intend that, of the total employee compensation, $2 million will go towards compensation of executive officers and $1.5 million on employees with Department of Defense or similar experience. The remaining approximately $2.5 million in operating expenses will go towards infrastructure, logistics solutions, office rent, warehousing and shipping expenses.
•	Approximately $5 million towards the purchase of larger office premises, research facilities and warehousing.
•	Approximately $2.5 million towards durable inventory, which includes records, books, comic books, apparel and accessories sufficient to support growth for media sales internationally.
•	Approximately $2.5 million on sales and marketing expenses through 2018, including engagement of a specialized creative marketing agency and a full-time PR firm on retainer for both product releases and corporate communications.
•	Approximately $18.5 million towards acquisitions or strategic partnerships in the aerospace and scientific fields.
•	Approximately $5 million towards self-produced cinematic projects of either existing or newly created original brands.
•	Approximately $2 million to support initiatives related to the company’s public benefit purpose – science and art education, scientific research, promotion of citizen science, and support for veterans.
•	Approximately $500,000 to set up and initially fund a non-profit organization to further support the company’s research initiatives.
•	Approximately $500,000 to repay a loan from Our Two Dogs, Inc.

$30 Million Raise

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses will be approximately $25.6 million. TTS AAS plans to use these proceeds as follows:

•	Approximately $5.85 million on operating expenses, which includes employee salaries in the amount of $3.85 million through 2019. We intend that, of the total employee compensation, $1.5 million will go towards compensation of executive officers and $1.5 million on employees with Department of Defense or similar experience. The remaining approximately $2 million in operating expenses will go towards infrastructure, logistics solutions, office rent, warehousing and shipping expenses.

14

•	Approximately $1.7 million towards the lease of larger office premises, research facilities and warehousing.
•	Approximately $1 million towards durable inventory, which includes records, books, comic books, apparel and accessories sufficient to support growth for media sales internationally.
•	Approximately $1.5 million on sales and marketing expenses through 2018, including engagement of a specialized creative marketing agency and a full-time PR firm on retainer for both product releases and corporate communications.
•	Approximately $10 million towards acquisitions or strategic partnerships in the aerospace and scientific fields.
•	Approximately $3 million towards self-produced cinematic projects of either existing or newly created original brands.
•	Approximately $1.75 million to support initiatives related to company’s public benefit purpose – science and art education, scientific research, promotion of citizen science, and support for veterans.
•	Approximately $300,000 to set up a non-profit organization to further support the company’s research initiatives.
•	Approximately $500,000 to repay a loan from Our Two Dogs, Inc.

$15 Million Raise

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses will be approximately $12.7 million. TTS AAS plans to use these proceeds as follows:

•	Approximately $3.6 million on operating expenses, which includes employee salaries in the amount of $2 million through 2018. We intend that, of the total employee compensation, $1 million will go towards compensation of executive officers and $1 million on employees with Department of Defense or similar experience or similar. The remaining approximately $1.6 million in operating expenses will go towards infrastructure, logistics solutions, office rent, warehousing and shipping expenses.
•	Approximately $750,000 towards the lease of larger office premises, research facilities and warehousing.
•	Approximately $500,000 towards durable inventory, which includes records, books, comic books, apparel and accessories sufficient to support growth for media sales internationally.

15

•	Approximately $750,000 on sales and marketing expenses through 2018, including engagement of a specialized creative marketing agency and a full-time PR firm on retainer for both product releases and corporate communications.
•	Approximately $5 million towards acquisitions or strategic partnerships in the aerospace and scientific fields.
•	Approximately $1 million towards self-produced cinematic projects of either existing or newly created original brands.
•	Approximately $500,000 to support initiatives related to the company’s public benefit purpose – science and art education, scientific research, promotion of citizen science, and support for veterans.
•	Approximately $150,000 to set up a non-profit organization to further support the company’s research initiatives.
•	Approximately $500,000 to repay a loan from Our Two Dogs, Inc.

$5 Million Raise

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses and commissions will be approximately $4 million. TTS AAS plans to use these proceeds as follows:

•	Approximately $1.8 million on operating expenses, which includes employee salaries in the amount of $1 million through 2018. We intend that, f the total employee compensation, $750,000 will go towards compensation of executive officers. The remaining approximately $800,000 in operating expenses will go towards infrastructure, logistics solutions, office rent, warehousing and shipping expenses.
•	Approximately $100,000 towards the lease of larger office premises and/or research facilities and/or warehousing.
•	Approximately $75,000 towards durable inventory, which includes records, books, comic books, apparel and accessories.
•	Approximately $50,000 on sales and marketing expenses through 2018.
•	Approximately $1.5 million towards acquisitions or strategic partnerships in the aerospace and scientific fields.
•	Approximately $75,000 to support initiatives related to the company’s public benefit purpose – science and art education, scientific research, promotion of citizen science, and support for veterans.
•	Approximately $400,000 to repay a loan from Our Two Dogs, Inc.

Less Than $5 Million Raise

If the offering size were to be less than $5 million and above the $1 million minimum, TTS AAS would adjust its use of proceeds by reducing planned growth of employee headcount, reducing operational costs, and slowing down projects or not making investment in projects. The company is also required under the loan to Our Two Dogs, Inc. to repay 10% of the net proceeds from funds raised in this offering, up to $400,000 in this scenario.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

16

THE COMPANY’S BUSINESS

Structure and history

TTS AAS was formed in 2017 as a public benefit corporation, and we are in the early phase of operations. Our subsidiary, TTS, was established on October 28, 2002, as Resting Bird, Inc. Resting Bird, Inc. became a subsidiary of Really Likeable People. Inc. (“RLP”) in 2007, in which Archive West Investments, LLC (an RLP shareholder) was an equal owner. The name of TTS was changed to To The Stars, Inc. on August 17, 2011, and Archive West Investments acquired the shares of TTS on January 1, 2015. Archive West Investments contributed the shares of TTS to Gravity Holdings, LLC in 2017. Gravity Holdings contributed all of the shares of TTS to TTS AAS on June 1, 2017. TTS is the parent company to Love Movie, LLC and Poet Productions, LLC.

The current organizational structure is as follows:

Our mission

We strive to be a vehicle for change by inspiring a newfound appreciation of the profound, yet unresolved, mysteries of the universe, to unify people around the world. We will work to achieve our mission by creating a science, aerospace, and entertainment consortium that collaborates with global citizens to investigate the outer edges of science and unconventional thinking and provide access to information through exotic engineering, entertainment media and education that ignites the imagination.

As humans look to the future, we can only be humbled by how much we have left to learn about the universe and our place in it. As space becomes the next natural outpost of human expansion, the public needs access to the information and technology that will shape this next evolution. There are too many unanswered questions, too many avenues of scientific inquiry left underfunded or unpursued. TTS AAS is going to invest in promising, yet underfunded aerospace and science and share our findings with the world.

17

In the world of big concepts, making discoveries is only part of the equation. To truly ignite the populace, and pave the way towards change, we must effectively communicate discoveries to the community. TTS AAS believes this can be accomplished through storytelling. Throughout our human history, storytelling has been the primary method of disseminating information, and exploring new and complex ideas.

Principal Products and Services

Entertainment Division

Our subsidiary, TTS, creates music, novels, and films from its creative properties and manufactures related merchandise, primarily sold direct to consumer. Existing products may be found at www.tothestars.media. Media and merchandising of original intellectual property brands account for 45% of TTS’s revenues, and TTS also sells merchandise, music, books, and films. Examples include Poet Anderson, Strange Times, Sekret Machines, Love Movie, and The Lonely Astronaut. TTS is also the exclusive licensee of Angels and Airwaves, Cathedrals of Glass, Tom DeLonge’s professional name and likeness. To The Stars, Inc. has a strong existing retail customer base, and we believe it is able to nimbly respond to demand for various products that it then sells through its brick and mortar store in Encinitas, CA and worldwide through its ecommerce store. More than 90% of TTS’s revenues is derived from its online operations.

TTS plans to continue to develop its current brands, invest and expand film production activities, launch new music releases, develop new creative concepts, develop engaging entertainment media in connection with the research and discoveries at TTS AAS, grow its consumer base, expand product manufacturing and/or licensing model, and launch a festival-style live experience bringing entertainment, science, and aerospace together in one event. TTS has announced the following new products:

•	‘Strange Times’ Feature Film. This is a recently announced feature film directed by TTS AAS Director Tom DeLonge. It is in pre-production.

•	Next Installment in ‘Poet Anderson’ Franchise. This is a novel called ‘Poet Anderson…In Darkness’ by Tom DeLonge and Suzanne Young. It is in editing and due to be released the fourth quarter of 2017.

•	‘Poet Anderson’ Short Film. ‘Poet Anderson’ is a live action short film in post-production we anticipate that it will be released in the third quarter of 2017.

•	‘Strange Times’ Record. This music album is in development and due to be released in 2018.

18

Science and Advanced Engineering Divisions’ projects under consideration

We are in the process of evaluating which of our planned projects will most likely lead to a viable commercial product. After that evaluation, we plan to develop some or all of the following aerospace and science initiatives and associated products through investment in and with strategic partnerships:

•	Advanced aerospace technologies. Develop advanced aerospace technologies involving forward-thinking physics principles that complement present-day applied technologies with application from new areas of research.

•	Beamed energy propulsion launch systems. Develop known methodology to launch small satellites into orbit using ground-based laser beams.

•	Brain-computer interface technology. Explore new approaches for the use of sophisticated technologies to promote direct brain/computer interface.

•	Engineering the space-time metric. Develop next-generation aerospace propulsion technologies, using a concept referred to as metric engineering, which uses advanced math modelling techniques, with an eye toward application.

•	Human ultra-experience database. Develop a world-wide digital database cataloguing different types of supra-normal experiences, with the goal of creating proprietary algorithms to find detailed patterns and correlate them with other academic research.

•	Radiation shielding materials for space applications. Research and development in materials for the radiation shielding, a critical requirement in evolving and efficient products for spaceflight safety.

•	Telepathy. Explore the location in the brain where this phenomenon is centered, and develop protocols for its enhancement and use.

We are in discussions with potential partners in our aerospace and scientific areas of interest, although no specific projects have yet been agreed upon. Our Board of Directors includes James Semivan and Harold Puthoff, both of whom are established in their respective industries. We will aim to leverage future partnerships to capitalize on our existing strengths and bring attention and awareness to these new ventures.

19

Market

While our Entertainment Division is established, our Science and Advanced Engineering Divisions are yet to be developed. We intend to use a data-driven approach to reach existing and new audiences with engaging original content and expand our use of the following for both the existing and proposed business: expanded use of social media advertising and use of analytics, native retargeting, and influencer marketing. We will also pursue advertising strategy appropriate for the new products and services that we develop in future, which may deviate from our current development plans.

We intend to operate in diverse business sectors by way of vertical integration, for which there is currently no parallel marketplace. The Entertainment, Advanced Engineering, and Science Divisions each have their own market factors:

Entertainment

Globally, entertainment and media revenues are expected, according to PwC Annual Global Entertainment and Media Outlook 2016-2017, www.prnewswire.com, June 8, 2016, to rise from $1.7 trillion in 2015 to $2.1 trillion in 2020. In the United States during that same period, entertainment and media spending is expected to reach $720 billion, from $603 billion in 2015. Despite continued widespread industry disruption and intense competition for consumer attention, we believe that growth opportunities abound in the new media environment, especially with regards to mobile media as a content delivery mechanism.

Estimated at $244 billion of current U.S. buying power, we anticipate that the entertainment and media market will see an increase in both influence and purchasing power. Anticipated growth in industries relevant to our current and proposed business plans by 2020 include, according to PwC's Entertainment & Media Outlook Forecasts:

•	TV & Video – 0.5%
•	Cinema – 1.2%
•	Book Publishing – 2.9%
•	Music – 3.5%

Live experiences, consumers interacting in real time with mobile media, are also on the rise. We will continue TTS’s trend of engaging consumers where they live – online and on their mobile devices.

TTS’s current consumers are based in the coastal regions of the United States, with a 75/25 male to female ratio, ages 18-34, with interests in music, entertainment, comedy, and comic books, and are fans of the bands Blink 182 and AVA. We will aim to attract these consumers through the following:

•	Our socially responsible business mission (public benefit corporation status)
•	Creating engaging content and sharing it through social media channels

20

•	Staying current with and adapting to changing technology
•	Meeting the customer where they hang out - online and on mobile devices
•	Providing unique, VIP live experiences

Advanced Engineering

Globally, 2016 saw increases in defense budgets, including next-generation technologies such as cyber, intelligence gathering, and defense electronics. Further, commercial space subsector growth in passenger travel demand has added an accelerated equipment replacement cycle. Going into 2017, the global aerospace industry is expected to continue growth driven by higher defense spending according to 2017 Global Aerospace and Defense Industry Outlook, https://www2.deloitte.com/global/en/pages/manufacturing/articles/global-a-and-d-outlook.html, 2016. The U.S. administration’s increased focus on strengthening its military is a major factor in this projection. Foreign firms have been attracted to the U.S. aerospace market because it is the largest in the world and has a skilled and educated workforce, extensive distribution systems, diverse offerings, and strong support at the local and national level for policy and promotion.

Until the company has identified the specific areas of aerospace in which it intends to invest, it is difficult to identify the target market. We anticipate an older demographic than that of the current TTS customer, with a U.S. focus and interest in space, technology, defense, unexplored phenomena, citizen science, and science fiction.

We cannot predict what the size of that market will be, but we will develop psychographic segmentation of the new business to be able to target as specifically as we currently do for TTS’s existing customers. TTS AAS will be responsive to standards within each industry, as well as maintain the social media interaction TTS currently employs with its current customers.

Science

There is no currently identifiable market for the type of scientific exploration in which TTS AAS plans to engage (e.g., niche physics and consciousness). Our short-term approach is to view investment in this industry as part of our public benefit purpose, to contribute to the human store of knowledge, with specific products and market segmentation yet to be determined.

Brand visibility

TTS has high brand visibility combined social media following for TTS and Tom DeLonge as follows:

•	Facebook – 1.52 million
•	Twitter – 805,000

21

•	Instagram – 633,000
•	YouTube – 160,000

Mr. DeLonge and TTS have been the subject of press articles, as well as the recipient of several awards for their work, including:

•	Poet Anderson The Dream Walker, directed by Tom DeLonge, Edgar Martins, and Sergio Martins – awarded Best Animated Film at the Toronto International Short Film Festival
•	Poet Anderson ...Of Nightmares, written by Tom DeLonge and Suzanne Young – awarded silver for Best Teen Fiction by the Benjamin Franklin IPBA Book Awards
•	Sekret Machines Book 1: Chasing Shadows, written by Tom DeLonge and AJ Hartley – Finalist Foreword Reviews Indies for Best SciFi (Adult)
•	Love, directed by William Eubank and scored by Angels & Airwaves –awarded Best Director at Athens International Film Festival
•	Love – Finalist for Panavision Spirit Award at Independent Cinema Santa Barbara International Film Festival
•	Love – awarded Golden Reel Award by Motion Pictures Sound Editors USA,
•	Tom DeLonge – awarded UFO Researcher of the Year awarded by The OpenMinds.tv 2017
•	The Dream Walker, by Angels & Airwaves – Billboard Top 200

Competition

At the moment, we believe that there are no direct competitors to the combination of our proposed business and our subsidiary’s existing business. Direct competitors for our proposed business will depend on which products and/or services are developed in future based on the proposed operations.

Our Entertainment Division competes for consumer discretionary spending on entertainment and media products and services. Many companies operate in entertainment media in the wider sense. Examples include:

•	Marvel. Marvel is a wholly-owned subsidiary of The Walt Disney Company and has a library of over 8,000 characters featured in a variety of media. Marvel utilizes its character franchises in entertainment, licensing and publishing.

•	DC Comics. DC Comics is a subsidiary of Warner Bros. Entertainment, a division of Time Warner, and is one of the largest and oldest American comic book companies, and produces multi-media material featuring its comic book characters.

22

•	LucasFilm. LucasFilm (acquired by The Walt Disney Company in 2012) is among the world’s leading entertainment service companies and a pioneer in visual effects and sound across multiple mediums.

As with the above-listed competitors, TTS has a loyal fan base that is invested in its branded franchises, but its competitors have a longer history and superior available resources. Competition in aerospace and science may depend on what projects we take on. Competitors with more resources may be able to use their resources to offer lower prices, even to uneconomic levels that the company cannot match.

Raw Materials/Suppliers

Our Entertainment Division uses Internet-based and standard software to produce products and services. It uses cameras and other equipment for filming and editing work (some owned, other rented). TTS also uses ecommerce solution software as well as shipping software to deliver products to customers. Most of the content for foreseeable releases has either already been created or delivery of such content is anticipated. In terms of creating new content throughout the year, TTS uses a mixture of in-house and outsourced resources. TTS sells direct to customer, either in its brick and mortar store in Encinitas, CA or worldwide through its ecommerce store.

TTS’s suppliers include King Graphics, Otto Cap, Toy Box, A to Z Media, LSC Communications, G&H Soho, and Edwards Brothers Malloy. The top three suppliers are King Graphics, A to Z Media, and LSC Communications. None of the suppliers represent more than 5% of cost of goods sold per SKU.

Suppliers for our aerospace and science projects will depend on the projects to be selected.

Research and Development

TTS has not recorded any expenses for research and development. TTS AAS was formed in 2017, and we have not yet spent any time or money on research and development.

Employees

We have nine employees employed by TTS.  Employees Kari DeLonge and Lisa Clifford are significant employees. We anticipate hiring as necessary to grow the business, and the current officers may be replaced as we staff up. In particular, we are looking for a Chief Executive Officer.

Any officer that is an employee will receive a commensurate salary for his or her role (standard for the company size and experience of the candidate).  If a current officer transitions to being an employee, the same salaried compensation will apply. If an officer is not an employee, we expect to pay for any out of pocket costs for acting on the company’s behalf (travel, per diem, etc.), but other compensation has not been determined by the Board. We do not anticipate compensating members of the Board of Directors at this time.

23

Intellectual Property

As a new company, we are in the process of finalizing branding. We have not filed for any patents, copyrights, or other trademarks. Once the branding is final, we will seek appropriate intellectual property protection.

Tom DeLonge, Mr. Handsome, LLC, and Good In Bed Music, ASCAP have licensed intellectual property rights to TTS AAS in accordance with a Licensing Agreement dated April 26, 2017. The rights include name and likeness rights, rights of publicity of Mr. DeLonge, trademarks, copyrights, domain names, social media handles, master recordings, and musical compositions. Mr. DeLonge and related entities also assigned and transferred other intellectual property rights to TTS AAS and our subsidiary, including a collection of domains, a collection of copyrights, and a collection of brands and concepts.

Our subsidiary, TTS, has an established trademark and copyright portfolio for its brands and regularly consults with IP counsel to protect that portfolio. TTS also relies on content, logos, and designs related to its brands, as seen on its website, www.tothestars.media.

TTS is aware of a current trademark rights-holder, ‘Strange Music’, that has in the past filed oppositions to TTS’s class 9 and 25 trademark applications for the ‘Strange Times’ mark. Management of TTS is otherwise not aware of any threats to its intellectual property portfolio.

Litigation

TTS is aware of a current trademark rights-holder, ‘Strange Music’, that has in the past filed oppositions to TTS’s class 9 and 25 trademark applications for the ‘Strange Times’ mark (see “Intellectual Property”). Management of TTS is not aware of any other pending or threatened legal actions relating to its intellectual property, conduct of its business activities or otherwise.

24

THE COMPANY’S PROPERTY

As of December 31, 2016 and 2015, respectively, the company’s property and equipment was $410,229 and $528,619. This consisted of furniture and fixtures, machinery and equipment, and leasehold improvements, less accumulated depreciation. Depreciation expense for 2016 and 2015 was $86,637 and $83,015, respectively. In 2016, the company sold a vehicle for $39,000 in proceeds for which a loss of $12,718 was recognized.

TTS has entered into a 9-year sublease agreement ending August 31, 2024, with Modlife, Inc. for office space in Encinitas, CA. In addition, the company has leased a vehicle from Land Rover, and the company leases cameras and camera equipment from Red Sales Corp and Hampton Ridge Financial LLC.

25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We founded the company in 2017 in order to be a vehicle for change by inspiring a newfound appreciation of the profound, yet unresolved mysteries of the universe, to unify people around the world. As part of the process of formation, we acquired TTS, which is now our wholly-owned subsidiary. We are in the early stages of development as a consolidated entity. Other than continuing to operate the Entertainment Division of TTS, our activities since inception have consisted primarily of business formation, project evaluation, discussions with potential strategic partners, and preparations for this offering.

The results discussed below reflect the Entertainment Division operations of TTS, which going forward will only constitute part of our business, and is therefore not indicative of our future performance.

Results of Operations

TTS is a vertically integrated entertainment company that creates, produces, and distributes original and licensed multi-media content, including music, books, and film. We measure performance of that business by profit, profit margin, sell-through rate, daily sales revenue, number of orders/customers, average order value, average value engagement ratios (number of people engaging in content or spend time on site), user conversion ratio, customer acquisition cost, customer satisfaction and retention, repeat purchases, email campaign indicators (e.g., open rate, click-through rate, user conversion), and customer engagement, including social media impressions, interaction, click-through, and time spent on site.

We recognize revenue related to sales of its products and services when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. Revenue is recognized from our in store sales when the customer receives and pays for the merchandise at the register. For e-commerce sales, we recognize revenue at the time the merchandise is shipped from our facility. Customers typically receive goods within four days of shipment. Amounts related to shipping and handling that are billed to customers are reflected in revenues, and the related costs are reflected in cost of revenues. Revenues from the sale of electronic formats of music, books and other media related items are recognized when the product is received by the consumer. Taxes collected from customers and remitted to governmental authorities are presented in the consolidated statements of operations on a net basis. In addition, we record revenues net of an estimated sales returns allowance. As of December 31, 2016 and 2015, our sales return allowance was $12,742 and $32,282, respectively.

26

Our net revenue for the year ended December 31, 2016 was $1,319,264, a 4% decrease from $1,378,205 in 2015. The primary reasons for the decrease were the ‘Dreamwalker’ album sales in 2015 for which the company had no comparable release in 2016.

Cost of revenues includes merchandise costs, shipping costs, personnel related salaries and wages, consulting and content costs which don't meet the criteria for capitalization and royalties. Cost of revenues in 2016 was $697,269, a 20% increase from $580,154 in 2015. The primary reason for the increase in cost of revenues was a decrease in music sales, which have the highest margin. As a result, gross margin in 2016 was 47%, compared to gross margin of 58% in 2015.

The company’s operating expenses consist of general and administrative expenses, sales and marketing expenses, and depreciation and amortization. Operating expenses in 2016 amounted to $1,001,531, a 10% decrease from $1,112,926 in 2015. The primary components of this decrease were due to:

•	A 16% decrease in general and administrative expenses to $496,665;
•	A 12% decrease in sales and marketing expenses to $256,492; offset by
•	A 9% increase in depreciation and amortization to $248,374.

The company also incurred interest expenses of $27,832 in 2016 and $5,637 in 2015, other expenses of $184 in 2016, loss on sale of assets of $12,718 in 2016 and paid income taxes of $2,400 in 2016 and 2015.

As a result of the foregoing factors, the company’s net loss from operations was $422,670 in 2016, a 31% increase from losses of $322,912 in 2015.

The company currently has a concentration risk from a third-party provider for which accumulates revenues and royalties due to the company primarily through digital sales of the company’s music products and then remits the monies collected to the company. These revenues represent approximately 19% and 26% of total revenues for 2016 and 2015, respectively. As of December 31, 2016 and 2015, accounts receivable from this third party represented 58% and 48% of accounts receivable, respectively. Additionally, as of December 31, 2016 and 2015, the company had one customer which represented 33% and 48% of accounts receivable, respectively. Since the end of the period covered by the financial statements, our revenues have increased because of the company’s marketing campaign. Our expenses have remained constant because a substantial portion of our marketing expenses were planned and paid for in 2016.

27

Liquidity and Capital Resources

The company is a business that has not yet generated profits and has sustained net losses of $422,670 and $322,912 during the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, the company had net operating loss carry forwards of approximately $515,000 that may be offset against future taxable income through 2035. To date, revenues have not been sufficient to fund operations. Thus, until we can generate sufficient cash flows to fund operations, we are dependent on raising additional capital through debt and/or equity transactions.

We have received one loan from Our Two Dogs, Inc. (“OTD”) in two disbursements – one for $300,000 in April 2016 and another for $200,000 in March 2017 (see “Interest of Management and Others in Certain Transactions”). The note bears interest at 6% per annum and is due on December 31, 2018. In addition, the holder can require the note to be repaid prior to maturity in the amount equal to 10% of the net proceeds from any third party debt or equity financing. As of December 31, 2016, the principal balance of the April 2016 note was $300,000 with accrued interest of $13,512 due under then note.

During the years ended December 31, 2016 and 2015, OTD contributed capital in the amounts of $183,184 and $329,994, respectively. The contributions were used within operations. Subsequent to December 31, 2016, OTD has provided a total of $257,000 to the company, $200,000 to fulfil the terms of the loan note and $57,000 for working capital.

On April 26, 2017, we entered into a Licensing Agreement with Thomas DeLonge and Mr. DeLonge’s affiliated entities for the use of certain intellectual property rights in exchange for a royalty on gross sales ranging from 0.5 – 15% depending on the product category, with a minimum royalty guarantee of $100,000 in each calendar year.  During the years ended December 31, 2016 and 2015, Mr. DeLonge did not receive any compensation or royalties for his services; however, TTS paid certain costs relating to the maintenance or development of Mr. DeLonge’s wholly-owned properties during this period. Thus, for the year ended December 31, 2016 and 2015, TTS calculated the royalty using the amounts under the subsequent agreement which Mr. DeLonge would have received if the agreement had been in place. TTS recorded the $100,000 minimum royalty payment due to Mr. DeLonge as contributed capital since the payment was not made to Mr. DeLonge by the corporation during the years ended December 31, 2016 and 2015 as a cost of revenues.

On April 27, 2017, Archive West Investments contributed 100% of the shares of To The Stars, Inc. to Gravity Holdings, LLC. On June 1, 2017, TTS AAS entered into a Contribution Agreement with Gravity Holdings, LLC in which Gravity Holdings, LLC contributed all of its shares of To The Stars, Inc. to TTS AAS in exchange for 55,000,000 shares of TTS AAS Class A Common Stock. The DeLonge Family Trust is the sole member of Archive West Investments and Gravity Holdings, LLC (see “Interest of Management and Others in Certain Transactions”).

In May 2017, we issued a total of 12,500,000 shares of Class A Common Stock and 5,400 shares of Class B Common Stock to Gravity Holdings, LLC, JimSemI, LLC, and Harold Puthoff in exchange for a nominal cash payment and past and anticipated future efforts to support the company’s business and objectives.

In May 2017, TTS AAS established the 2017 Stock Incentive Plan ("Plan"). Under the terms of the Plan, TTS AAS is authorized to issue 17,500,000 shares of Class A Common Stock. The grants can be in the form of options or restricted stock. In June 2017, the company granted employees and advisors 9,000,000 options for shares of Class A Common Stock and 2,500,000 restricted shares of Class A Common Stock under the Plan. Some of the grants vested upon issuance while others vest over a period of thirty-six months.

28

Mr. DeLonge has indicated his intention to provide additional capital if needed, although there is no commitment or an assurance that this will be provided in the future. We anticipate raising additional capital from this offering to fund operations, but we currently do not have any commitments or assurances for additional capital, nor can we provide assurance that such financing will be available to us on favorable terms, or at all. If, after utilizing the existing sources of capital available to the company, further capital needs are identified and the company is not successful in obtaining the financing, we could potentially be forced to curtail our existing or planned future operations.

Plan of Operations

We plan to continue to develop our current brands in our entertainment and creative properties. We will invest and expand film production activities, launch new music releases, develop new creative concepts, develop engaging entertainment media in connection with the research and discoveries at TTS AAS, grow our consumer base, expand product manufacturing and/or licensing model, and launch a festival-style live experience bringing entertainment, science and aerospace together in one event. We have also announced the new products in “The Company’s Business - Principal Products and Services” above.

We are in the process of evaluating which of our planned projects in the science and aerospace fields will most likely lead to a viable commercial product. After that evaluation, we plan to develop some or all of our aerospace and science initiatives and associated products through investment in and with strategic partnerships.

Assuming that the minimum amount of financing sought in this offering is raised, over the next 12 months the company will:

•	pursue the human ultra-experience database and/or telepathy projects in the aerospace and scientific fields,
•	support the citizen science initiatives related to the company’s public benefit purpose, and
•	repay a portion of the loan to OTD, as set out in Use of Proceeds.

We would need to seek more funds to complete these projects after 12 months.

Additional executive officers and other employees will be required to execute the company’s plans. Legal, insurance, and other administrative expenses will be incurred in the normal course of start-up and operation. We also plan to allocate funds to infrastructure, logistics solutions, warehousing and shipping expenses, lease of a larger office, inventory, and sales and marketing.

29

Assuming that the maximum amount of financing sought in this offering is raised, over the next 12 months the company will:

•	begin development phase on the projects listed in Principal Products and Services in the aerospace and scientific fields, with specific focus on the beamed energy propulsion launch systems project,
•	co-finance the Strange Times cinematic project,
•	support the education, citizen science, and veteran support initiatives related to the company’s public benefit purpose,
•	form a non-profit to further support the company’s research initiatives, and repay the loan to OTD.

Whether additional funding would be required to complete any or all of the projects listed after 12 months is unknown.

30

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The company’s executive officers, directors, and significant employees are as follows:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week (if part- time)/full-time
Officers*:
Thomas DeLonge	President, Chief Executive Officer	41	Appointed to indefinite term of office. May 25, 2017	Full-time
James Semivan	Vice President Operations	64	Appointed to indefinite term of office. May 25, 2017	Contractor
Harold Puthoff	Vice President Science and Technology	80	Appointed to indefinite term of office. May 25, 2017	Contractor
Louis Tommasino	Chief Financial Officer	54	Appointed to indefinite term of office. May 25, 2017	Contractor
Lisa Clifford	Secretary	49	Appointed to indefinite term of office. May 25, 2017	Full-time
Directors**:
Thomas DeLonge	Director	41	Appointed to indefinite term of office. March 14, 2017
James Semivan	Director	64	Appointed to indefinite term of office. March 14, 2017
Harold Puthoff	Director	80	Appointed to indefinite term of office. March 14, 2017
Significant Employees:
Kari DeLonge	Chief Marketing and Product Officer	35	2015-present	Full-time

*We anticipate hiring as necessary to grow the business. In particular, we are looking for a Chief Executive Officer to take over from Tom DeLonge.

**There are two additional directors to be appointed.

31

Tom DeLonge – Founder, Chief Executive Officer

Tom DeLonge is the founder, President, and interim CEO of the company.  He is also President of the company’s subsidiary, TTS, and has been since 2015.  Previously he was primarily engaged with his entertainment career, which spans over two decades and he has sold over 25 million records worldwide with the bands he co-founded, Blink182 and Angels & Airwaves, touring every major city around the word. Prior to forming the company, Mr. DeLonge co-founded Really Likeable People, Inc. (“RLP”), the parent company of international consumer lifestyle brands including Atticus Clothing and Macbeth Footwear as well as technology platform entity Modlife.  Mr. DeLonge has been recognized for his creative endeavors across music, books, and film, including awards for Best Video, Best Animated Short Film, Best Teen Fiction and 2017's UFO Researcher Award.

Jim Semivan – Vice President Operations

Jim Semivan is currently our Vice President Operations. Prior to joining us in 2017 (and continuing in this capacity), Mr. Semivan is the owner of a consulting firm called JimSem1, LLC, which he founded in 2007 after retiring from the Central Intelligence Agency that year. Since his retirement, Mr. Semivan has been primarily working for JimSem1, where he has been consulting with the Intelligence Community (IC) on a variety of classified topics that include IC Leadership training, CIA Tradecraft training and IC programs for countering weapons of mass destruction. Mr. Semivan retired from the Central Intelligence Agency’s Directorate of Operations after 25 years working as an operations officer both overseas and domestically. He was a member of the CIA’s Senior Intelligence Service. Mr. Semivan has a BS and a BA degree from The Ohio State University and a MA in English Literature from San Francisco State University. Mr. Semivan currently holds Top Secret Clearances.

Dr. Harold E. Puthoff – Vice President Science and Technology

Dr. Harold E. Puthoff is currently our Vice President Science and Technology. Prior to joining us in 2017 (and continuing in those positions), Dr. Puthoff is President and CEO of EarthTech International, Inc. (ETI), and Director of the Institute for Advanced Studies at Austin (IASA), positions he has held since 1985. In those positions he has published numerous papers on electron-beam devices, lasers and space propulsion and has patents issued in the laser, communications, and energy fields. Dr. Puthoff’s professional background spans more than five decades of research at General Electric, Sperry, the National Security Agency, Stanford University, SRI International, and, since 1985, as President of ETI and Director IASA. He has published numerous papers on electron-beam devices, lasers, and space propulsion and has patents issued in the laser, communications, and energy fields. Dr. Puthoff regularly serves various corporations, foundations, NASA, and other government organizations as advisor on leading-edge technologies and future technology trends. He earned his Ph.D. from Stanford University in 1967.

32

Louis Tommasino – Chief Financial Officer

Louis Tommasino is currently our Chief Financial Officer, working with the company’s subsidiary TTS since 2015 and with its former parent company, Really Likeable People, since 2004. He is also the owner of Louis Tommasino CPA and Associates, a firm providing tax services, auditing and financial consulting, including business planning and management services to his clients. Since 1996, he has grown his practice to nine employees with over 500 clients in various industries, including entertainment and bio-tech. He also works with non-profit organizations, trusts, estates, and individuals. He has worked with several small and start-up companies in Arizona and California. He is a member of the American Institute of Certified Public Accountants, the California Society of CPAS, and the Commonwealth Financial Network of Massachusetts. Mr. Tommasino graduated with a Bachelor of Science in Business Administration from Arizona State University and holds a CPA license both in the states of Arizona and California.

Kari DeLonge – Chief Marketing and Product Officer

Kari DeLonge is the Chief Marketing and Product Officer for company’s subsidiary TTS.  She has served in this position since the company's inception in 2011.  Prior to joining us, she served as Marketing Director for international consumer lifestyle brands Atticus Clothing and Macbeth Footwear.  In 2007 she served as Product Manager at Modlife technology where she oversaw product development, manufacturing, ecommerce, distribution, content monetization and multi-channel marketing for major music acts on the platform.  She holds a B.A degree with honors in Accounting and a B.B.A. degree with honors in business and marketing from the University of San Diego. Ms. DeLonge is the sister of Tom DeLonge.

Lisa Clifford – Executive Assistant

Lisa Clifford is currently the Executive Assistant to Tom DeLonge at the company’s subsidiary. She has spent her career in entertainment, media and merchandising. Mrs. Clifford has served as Mr. DeLonge’s Executive Assistant for the past 14 years, not only managing Mr. DeLonge’s day-to-day schedule of press and meetings, but also his recording and touring schedules. She is also responsible for coordinating projects and events for TTS. Prior to joining TTS, Mrs. Clifford performed similar roles at RLP.  Mrs. Clifford holds a B.A. degree in advertising from California State University, Fullerton.

Advisory Board

The company’s Advisory Board consists of accomplished scientists, researchers, inventors, and former intelligence and governmental officials with a proven track record of success in their respective fields. The Advisory Board is Chris Mellon, Adele Gilpin, Dr. Norman Kahn, Dr. Colm Kelleher, Dr. Garry Nolan, and Dr. Paul Rapp.

33

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2016, our subsidiary TTS compensated its highest-paid executive officer as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Lisa Clifford	Secretary	$31,333	$6,774	$38,107

TTS only paid one executive officer in 2016. It did not compensate its President and sole Director, Tom DeLonge. Lisa Clifford is currently the only employee officer who will be drawing a salary for 2017. Kari DeLonge may be appointed an officer of TTS at some point in the next 12 months, but as of yet, the Board has not addressed this issue.

The company does not currently have any employees that will be drawing a salary in 2017. The company plans to pay any officer that is an employee a commensurate salary for his or her role (standard for the company size and experience of the candidate).  If a current officer transitions to being an employee, the same salaried compensation will apply. If an officer is not an employee, we expect to pay for any out of pocket costs for acting on the company’s behalf (travel, per diem, etc.), but other compensation has not been determined by the Board. We do not anticipate compensating members of the Board of Directors at this time (see “Stockholders Agreement” in “Securities Being Offered”).

34

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of June 30, 2017, the TTS AAS voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class(3)
Class A Common Stock	Gravity Holdings LLC(1)	60,000,000 shares	N/A	85.7%
Class A Common Stock	Officers and Directors (3 persons)	67,500,000 shares		96.4%
Class B Common Stock	Gravity Holdings LLC(1)	1,800 shares	N/A	33.3%
Class B Common Stock	Jimsem 1, LLC(2)	1,800 shares	N/A	33.3%
Class B Common Stock	Harold E. Puthoff	1,800 shares	N/A	33.3%
Class B Common Stock	Officers and Directors (3 persons)	5,400 shares		100%

(1) The DeLonge Family Trust is the sole member of Gravity Holdings, LLC.

(2) Wholly-owned by James Semivan.

(3) Based on 70,000,000 outstanding shares of Class A Common Stock, which assumes all restricted shares granted under the 2017 Stock Incentive Plan vested.

35

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In April 2017 TTS and Our Two Dogs, Inc. (“OTD”), an entity owned by Tom DeLonge, entered into a $500,000 note agreement. The note reflects a $300,000 loan dating from April 1, 2016 and $200,000 to be provided in 2017. The note bears interest at 6% per annum and is due on December 31, 2018. In addition, the holder can require the note to be repaid prior to maturity in amount equal to 10% of the net proceeds from any third party debt or equity financing. As of December 31, 2016, the balance of the note was $300,000 with accrued interest of $13,512 due under then note. OTD is owned by The DeLonge Family Trust (99%) and Chloe the Dog, LP (1%) (another entity beneficially owned by Mr. DeLonge).

Subsequent to December 31, 2016, OTD has provided a total of $200,000 to fulfill the terms of the loan note. In addition, OTD has contributed additional capital in the amount of $57,000 for working capital.

On April 26, 2017, TTS AAS entered into a Licensing Agreement with Thomas DeLonge and Mr. DeLonge’s affiliated entities Mr. Handsome, LLC and Good in Bed Music, ASCAP (the “DeLonge Entities”), memorializing a verbal license the DeLonge Entities had with TTS since 2011 for the use by TTS of certain intellectual property rights, in particular Mr. DeLonge’s legal and professional name and likeness, trademarks and copyrights (including master recordings) relating to Mr. DeLonge and the musical band professionally known as Angels and Airwaves.  Under the Licensing Agreement, the company will pay the DeLonge Entities a royalty on gross sales ranging from 0.5 – 15% depending on the product category, with a minimum royalty guarantee of $100,000 in each calendar year.  During the years ended December 31, 2016 and 2015, Mr. DeLonge did not receive any compensation or royalties for his services; however, TTS paid for certain costs relating to the maintenance or development of Mr. DeLonge’s wholly-owned properties during this period. Thus, for the year ended December 31, 2016 and 2015, TTS calculated the royalty using the subsequent agreement for which Mr. DeLonge would have received if the agreement had been in place. TTS recorded the $100,000 minimum royalty payment due to Mr. DeLonge as contributed capital since the payment was not made to Mr. DeLonge by the corporation during the years ended December 31, 2016 and 2015 as a cost of revenues.

Mr. DeLonge and related entities also assigned and transferred other intellectual property rights to TTS AAS and our subsidiary, including a collection of domains, a collection of copyrights, and a collection of brands and concepts.

On April 27, 2017, Archive West Investments contributed 100% of the shares of To The Stars, Inc. to Gravity Holdings, LLC. On June 1, 2017, TTS AAS entered into a Contribution Agreement with Gravity Holdings, LLC in which Gravity Holdings, LLC contributed all of its shares of To The Stars, Inc. to TTS AAS in exchange for 55,000,000 shares of TTS AAS Class A Common Stock. The DeLonge Family Trust is the sole member of Archive West Investments and Gravity Holdings, LLC.

In May 2017, we issued a total of 12,500,000 shares of Class A Common Stock and 5,400 shares of Class B Common Stock to Gravity Holdings, LLC, JimSemI, LLC, and Harold Puthoff in exchange for a nominal cash payment and past and anticipated future efforts to support the company’s business and objectives. JimSemI, LLC is wholly-owned by James Semivan.

36

SECURITIES BEING OFFERED

TTS AAS is offering Class A Common Stock in this offering.

TTS AAS’s authorized capital stock consists of 100,100,000 total shares, of which 100,000,000 shares are Class A Common Stock with a par value of $0.0001 per share, 9,000 shares are Class B Common Stock with a par value of $0.0001 per share, and 91,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2017, 70,000,000 shares of Class A Common Stock and 5,400 shares of Class B Common Stock were outstanding.

The following is a summary of the rights of TTS AAS’s capital stock as provided in its Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), Bylaws, and Stockholders Agreement, which have been filed as exhibits to the Offering Statement of which this Preliminary Offering Circular is a part.

Class A Common Stock

Voting Rights

Each holder of Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders.

Except as provided in the “Class B Common Stock – Voting Rights” below, as otherwise provided the Certificate of Incorporation, or as required by applicable law, the holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders; provided, the number of authorized shares of Class A Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the Class A Common Stock and Class B Common Stock then outstanding, voting together as a single class.

Dividends and Distributions.

Subject to the terms of any preferred stock designation, if applicable, shares of Class A Common Stock and Class B Common Stock are entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or other distribution paid or distributed by the company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, that if a dividend is paid in the form of Class A Common Stock, then holders of Class A Common Stock receive Class A Common Stock.

37

TTS AAS has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Subdivision or Combination

If the outstanding shares of Class A Common Stock or Class B Common Stock are subdivided or combined, the outstanding shares Class A Common Stock or Class A Common Stock, as applicable, will concurrently be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Change of Control Transactions

Subject to the Class B Common Stock approval rights below, shares of Class A Common Stock and Class B Common Stock are treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity which is not a Change of Control Transaction requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof, or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

Transfer of Shares

Shares of Stock are transferable upon the company’s books pursuant to the request of the holders thereof, in person or by their duly authorized attorneys or legal representatives, in the manner prescribed by law, the Certificate of Incorporation and in the Bylaws, upon surrender to the company by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of Stock.

38

Other Rights

Holders of TTS AAS’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock.

Class B Common Stock

Voting Rights.

Each holder of Class B Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders.

Except as provided below, as otherwise provided the Certificate of Incorporation, or as required by applicable law, the holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders; provided, the number of authorized shares of Class A Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the Class A Common Stock and Class B Common Stock then outstanding, voting together as a single class.

The following matters require the affirmative vote of the holders of Class B Common Stock:

•	Any amendment, alteration, modification or repeal of any provision of the Certificate of Incorporation or Bylaws of the company
•	The formation or capitalization of any subsidiary, or entry into any joint venture or strategic partnership involving the company or any subsidiary;
•	Any issuance or sale of debt or equity securities of the company or any subsidiary (other than the grant of stock options pursuant to stock option plans or individual grants approved by the Board of Directors);
•	Any change of control transaction or any sale or exclusive license of all or substantially all of the assets of the company or any subsidiary;
•	Commencement of any receivership, liquidation, reorganization or other similar case or proceeding with respect to the company or any of its subsidiaries; or
•	Any agreement to do any of the foregoing.

Dividends and Distributions

Subject to the terms of any preferred stock designation, if applicable, shares of Class A Common Stock and Class B Common Stock are entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or other distribution paid or distributed by the company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, that if a dividend is paid in the form of Class B Common Stock, then holders of Class B Common Stock receive Class B Common Stock.

39

TTS AAS has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Subdivision or Combination

If the outstanding shares of Class A Common Stock or Class B Common Stock are subdivided or combined, the outstanding shares Class A Common Stock or Class A Common Stock, as applicable, will concurrently be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Change of Control Transactions

Subject to the Class B Common Stock approval rights above, shares of Class A Common Stock and Class B Common Stock are treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity which is not a Change of Control Transaction requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof, or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

Conversion Rights

Each share of Class B Common Stock may be converted at the option of the holder into one share of Class A Common Stock at any time upon written notice to the company, or if applicable, to the transfer agent of the company.

40

Transfer of Shares

Shares of Stock shall be transferable upon the company’s books pursuant to the request of the holders thereof, in person or by their duly authorized attorneys or legal representatives, in the manner prescribed by law, the Certificate of Incorporation and in the Bylaws, upon surrender to the company by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of Stock.

Other Rights

Holders of TTS AAS’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Class B Common Stock.

Preferred Stock

The Board of Directors is authorized to provide out of the unissued shares of preferred stock for one or more series of preferred stock by filing a certificate pursuant to the applicable law of the State of Delaware. The Board of Directors may fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. No such designation has yet been filed.

Stockholders Agreement

The Stockholders Agreement was entered into between the company and holders of Class B Common Stock, Gravity Holdings LLC, JimSem 1, LLC, and Harold E. Puthoff (collectively, “stockholders”), on May 31, 2017. The following description summarizes certain of the terms of the Stockholders Agreement, which appears as an Exhibit to the Offering Statement of which this Offering Circular forms a part.

Directors

The Stockholders Agreement fixes the number of directors at five. Each stockholder who holds at least 20% of the shares of Class B Common Stock may designate himself or herself as a director, and Thomas M. DeLonge or any Affiliate thereof (“Lead Investor”) may designate a director of his choosing. No director may receive compensation for his or her service as a director; provided, that each director shall be reimbursed for reasonable travel and out-of-pocket expenses incurred in the performance of his or her duties.

Restrictions on Transfer of Shares

Stockholders may not transfer Class B Common Stock or any stock equivalents without the prior written consent of the Board and the Lead Investor, except (i) pursuant to specific permitted transfers, (ii) to the company or Lead Investor, (iii) when required by drag-along rights, or (iv) as otherwise set forth in an incentive plan or award agreement. Prior to May 31, 2019, any other capital stock or stock equivalents other than Class B Common Stock may not be transferred without prior consent of the Board and the Lead Investor, except: (i) pursuant to specific permitted transfers, or (ii) when required by drag-along rights. The Lead Investor may not transfer any capital stock or stock equivalents except: (i) pursuant to a public offering, (ii) with respect to permitted transfers, or (iii) in strict accordance with the Lead Investor’s purchase rights and drag-along rights.

Permitted Transfers

The Lead Investor may transfer to any affiliate of the Lead Investor. All stockholders (including the Lead Investor) may transfer: (a) to a trust established for the benefit of the stockholder and/or any spouse, parent, siblings, descendants and the spouses of such stockholder, with voting restrictions; and (b) for bona fide estate planning purposes.

Purchase Rights

The company and the Lead Investor have the right to purchase from any stockholder who holds shares of Class B Common Stock some or all of the selling stockholder’s shares of Class B Common Stock, pursuant to the terms of the Stockholders Agreement.

Drag-along Rights.

If the Lead Investor (or his affiliates or permitted transferees) propose to consummate an approved transaction, the Lead Investor may require that each other stockholder support and participate in the drag-along sale on substantially the same terms and conditions as the Lead Investor and in the manner set forth in the Stockholders Agreement.

41

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering a minimum of 200,000 shares of Class A Common Stock and a maximum of 10,000,000 shares of Class A Common Stock on a “best efforts” basis. The cash price per share of Class A Common Stock is initially set at $5.00. The minimum investment is 40 shares, or $200.

We will publicly market the offering using general solicitation through methods that include emails to potential investors, online advertisements, and press releases. We will use our websites, www.tothestars.media, www.tothestarsacademyofartsandscience.com, blogs, and other social media to provide notification of the offering. Persons who desire information will be directed to a landing page describing the offering and operated by the company.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s website, on a landing page that relates to the offering.

The company is initially offering its securities in all states other than Texas, Florida, Arizona, North Dakota, and New Jersey. The company may choose to make the appropriate filings to become an “issuer-dealer” in these states, or to record company officers as agents, in which case it will start to sell in those states. In the event the company makes arrangements with a broker-dealer to sell into these or other states, it will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933, as amended.

[                 ] (the “Escrow Agent”) will serve as escrow agent in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. Investor funds will be held in a segregated bank account at an FDIC insured bank pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this offering or deliver checks made payable to “XXXX,” which will be promptly deposited into such escrow account no later than noon the next business day after receipt. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

42

The company will pay fees to [          ], a technology service provider. In addition, the company will pay fees to its Escrow Agent. We intend to engage a registered transfer agent to maintain stockholder information on a book-entry basis. This assumption for the investment amount was used in estimating the fees due in the “Use of Proceeds to Issuer” below.

Investors’ Tender of Funds and Return of Funds

If $1,000,000 in subscriptions for the shares (the “Minimum Offering”) is not deposited on or before __________, 2017 (“Minimum Offering Period“), all subscriptions will be refunded to subscribers without deduction or interest. Under the agreement between the company and the Escrow Agent, and except as stated above, subscribers have no right to a return of their funds during the Minimum Offering Period, and the company has no right to receive any funds from subscribers prior to the first “Closing”(as defined below) following that period. If this Minimum Offering amount has been deposited by __________, 2017, the offering may continue until the earlier of _______________, 2017 (which date may be extended at the company’s option) or the date when all shares have been sold. In the event that the Minimum Offering amount is not reached by such date or the offering is otherwise terminated, investor funds held in escrow will promptly be refunded to each investor in accordance with Rule 10b-9 under the Securities Exchange Act of 1934. The Escrow Agent has not investigated the desirability or advisability of the investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

After the Commission has qualified the Offering Statement, the company will accept tenders of funds to purchase the Class A Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), and may accept the tender of funds before it is clear that the Minimum Offering amount sought will be raised. The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon Closing or returned to the investors as discussed above if the Minimum Offering amount is not achieved. Each time the company accepts funds (either transferred from the Escrow Agent or directly from the investors) is defined as a “Closing”. For the avoidance of doubt, the company will not directly receive subscribers' funds and complete any closing transaction until the Minimum Offering amount is met. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part. Upon closing, funds tendered by investors will be made available to the company for its use. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date that is twelve months from the date this Offering Statement is qualified by the Commission or (3) the date at which the offering is earlier terminated by the company in its sole discretion.

43

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Securities Exchange Act of 1934. The escrow agent has not investigated the desirability or advisability of the investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

In order to invest you will be required to subscribe to the offering via the company’s website and agree to the terms of the offering and the subscription agreement.

44

TO THE STARS ACADEMY OF

ARTS AND SCIENCE INC.

(formerly TO THE STARS, INC.)

CONSOLIDATED FINANCIAL STATEMENTS

As Of

December 31, 2016 and 2015

Together with

Independent Auditors’ Report

F-1

To The Stars Academy of Arts and Science Inc.

(formerly To The Stars, Inc.)

F-2

INDEPENDENT AUDITORS’ REPORT

To Board of Directors and Stockholders

of To The Stars Academy of Arts and Science Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of To The Stars Academy of Arts and Science Inc. formerly To The Stars, Inc. (the “Company”) which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholder's equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of To The Stars Academy of Arts and Science Inc. formerly To The Stars, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon

Newport Beach, California

June 19, 2017

F-3

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2015

	2016	2015
Assets
Current assets:
Cash	$76,165	$39,937
Accounts receivable, net	62,925	109,418
Inventory	103,491	55,972
Other current assets	126,859	75,129
Total current assets	369,440	280,456

Property and equipment, net	410,229	528,619
Media assets, net	341,809	407,812
Total assets	$1,121,478	$1,216,887

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$218,058	$177,563
Accrued liabilities	51,316	24,536
Capital lease obligations	25,598	23,198
Total current liabilities	294,972	225,297

Capital lease obligations, net of current portion	39,762	65,360
Related party note payable	300,000	306,042
Total liabilities	634,734	596,699

Commitments and contingencies (Note 5)	-	-

Stockholder's Equity:
Common stock; no par value; 10,000 shares authorized; 600 issued and outstanding	-	-
Additional paid-in capital	1,599,831	1,310,605
Accumulated deficit	(1,113,087)	(690,417)
Total stockholder's equity	486,744	620,188
Total liabilities and stockholder's equity	$1,121,478	$1,216,887

The accompanying notes are an integral part of these consolidated financial statements.

F-4

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Revenues	$1,319,264	$1,378,205

Cost of revenues	697,269	580,154

Gross profit	621,995	798,051

Operating expenses:
General and administrative	496,665	592,810
Sales and marketing	256,492	293,108
Depreciation and amortization	248,374	227,008
Total operating expenses	1,001,531	1,112,926

Operating loss	(379,536)	(314,875)

Other expenses:
Interest expense	27,832	5,637
Other expense	184	-
Loss on sale of asset	12,718	-
Total other expenses	40,734	5,637

Loss before provision for income taxes	(420,270)	(320,512)

Provision for income taxes	2,400	2,400

Net loss	$(422,670)	$(322,912)

Net loss per share: basic and diluted	$(704.45)	$(704.45)
Weighted average number of shares outstanding: basic and diluted	600	600

The accompanying notes are an integral part of these consolidated financial statements.

F-5

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Common Stock		Additional Paid-in	Accumulated	Total Stockholder's
	Shares	Amount	Capital	Deficit	Equity
December 31, 2014	600	$-	$880,611	$(367,505)	$513,106
Contributed royalties	-	-	100,000	-	100,000
Contributed capital	-	-	329,994	-	329,994
Net loss	-	-	-	(322,912)	(322,912)
December 31, 2015	600	-	1,310,605	(690,417)	620,188
Contributed royalties	-	-	100,000	-	100,000
Contributed capital	-	-	189,226	-	189,226
Net loss	-	-	-	(422,670)	(422,670)
December 31, 2016	600	$-	$1,599,831	$(1,113,087)	$486,744

The accompanying notes are an integral part of these consolidated financial statements.

F-6

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(422,670)	$(322,912)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	86,637	83,015
Amortization	161,737	143,993
Loss on sale of asset	12,718	-
Royalties contributed by shareholder	100,000	100,000
Changes in operating assets and liabilities:
Accounts receivable, net	46,493	131,814
Inventory	(47,519)	(39,540)
Other current assets	(51,730)	(64,129)
Accounts payable	40,495	140,417
Accrued liabilities	26,780	17,736
Net cash provided by (used in) operating activities	(47,059)	190,394

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,965)	(356,535)
Purchase of media assets	(95,734)	(450,580)
Proceeds from sale of asset	39,000	-
Net cash used in investing activities	(76,699)	(807,115)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from shareholder	183,184	329,994
Principal payments on capital leases	(23,198)	(14,201)
Proceeds from related party notes payable/advances	-	306,042
Net cash provided by financing activities	159,986	621,835

Increase in cash and cash equivalents	36,228	5,114
Cash and cash equivalents, beginning of year	39,937	34,823
Cash and cash equivalents, end of year	$76,165	$39,937

Supplemental disclosures of cash flow information:
Cash paid for interest	$14,320	$5,637
Cash paid for income taxes	$2,400	$2,400

Non cash investing and financing activities:
Reclass of related party advances to contributed capital	$6,042	$-
Assets purchased under capital leases	$-	$102,759

The accompanying notes are an integral part of these consolidated financial statements.

F-7

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 1 – BUSINESS AND NATURE OF OPERATIONS

To The Stars, Inc. (the "Company") was incorporated on October 28, 2002 in the State of California. The Company’s headquarters are located in Encinitas, California. The Company is a vertically integrated entertainment company that creates, produces and distributes original and licensed multi-media content, including music, books and film. The Company has developed several branded media properties, which are included within the consolidated financial statements. The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

To The Stars Academy of Arts and Science, Inc. (“TTS Academy”) was formed subsequent to the balance sheet date of December 31, 2016 on February 13, 2017 as a Delaware public benefit corporation. TTS Academy will be the parent company of To The Stars, Inc. and its subsidiaries. TTS Academy has created a science, aerospace and entertainment consortium that collaborates with global citizens to investigate the outer edges of science and unconventional thinking and provide access through multi-media entertainment content and education. Assets, liabilities and equity will be subsequently rolled up to the parent company TTS Academy for the purposes of the Regulation 1-A filing with the Securities and Exchange Commission concurrent with the issuance of these consolidated financial statements.

TTS Academy is authorized to issue two classes of common stock. Class A common stock of 100,000,000 shares and 9,000 shares of Class B common stock. In addition, TTS Academy is authorized to issue 91,000 shares of preferred stock for which designations haven't been filed. The par value of the common and preferred stock will be $0.0001 per share. The Class B common stock has specific voting rights in which require the majority of the Class B common stock holders affirmative vote on items such as amendments to articles, bylaws, authorized shares, change in control, sale of debt or equity, etc. In addition, the Class B common stock can be converted into Class A common stock on a one for one basis. Upon establishment of TTS Academy, the Company’s shareholder was issued 5,000,000 of Class A common stock and 1,800 of Class B common stock. On June 1, 2017, the Company shareholder contributed all of the shares of common stock of the Company to TTS Academy in exchanges for 55,000,000 shares of Class A common stock. The Company's shareholder holds 60,000,000 shares of Class A common stock and 1,800 shares of Class B common stock. See Note 9 for discussion of additional TTS Academy transactions. The consolidated financial statements included herein are those of To The Stars, Inc. while the headers of such financial statements has been changed to To The Stars Academy of Arts and Science, Inc. Due to the Company being under common control at the time of acquisition, the historical operations of the Company will be those of TTS Academy.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Managements' Plans

To date revenues have not been sufficient to fund operations. Thus, until the Company can generate sufficient cash flows to fund operations, the Company is dependent on raising additional capital through debt and/or equity transactions. In March 2017, the Company's shareholder provided an additional loan of $200,000 for which the proceeds will be primarily used for operations and the anticipated Regulation 1-A filing. The Company's shareholder has indicated its intention to provide additional capital if needed by the Company, although there is not a commitment or an assurance that this will be provided in the future. In addition, the Company anticipates filing at Regulation 1-A to raise additional capital to fund operations as well as additional proceeds from the Company's majority shareholder. Currently, the Company does not have any commitments or assurances for additional capital, other than disclosed above, nor can the Company provide assurance that such financing will be available to it on favorable terms, or at all. If, after utilizing the existing sources of capital available to the Company, further capital needs are identified and the Company is not successful in obtaining the financing, it could potentially be forced to curtail its existing or planned future operations.

F-8

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Principles of Consolidation

The accompanying financial statements include the accounts of To The Stars, Inc. and its subsidiaries Poet Productions, LLC (a California LLC) and Love Movie, LLC (a California LLC). Significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, sales return allowance, amortization periods of media assets, and recoverability of long-lived assets. It is reasonably possible that changes in estimates will occur in the near term.

Cash and Cash Equivalents

For purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. Accounts receivable primarily consists of trade receivables. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The Company makes judgments as to its ability to collect outstanding receivables and records allowances against receivables if collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding receivable balances. The Company’s estimates of these allowances ultimately may not be reflective of actual collection results. As of December 31, 2016 and 2015, the reserve was insignificant to the consolidated financial statements.

Inventory

Inventories, which consist primarily of merchandise are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of five (5) to seven (7) years. Leasehold improvements are depreciated over the shorter of the useful life or term of the lease. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Pre-publication Costs (Media Assets)

The Company capitalizes the art, prepress, manuscript, studio time, engineering, production and other costs incurred in the creation of the master copy or final product of a book, music or other media (the “pre-publication costs”). Pre-publication costs related to books and other media are primarily amortized from the date of issuance over a period of five years using the straight-line method as most of these pre-publication costs are spread over multiple products issued within that time frame. For music related cost, the Company uses the sum-of-the-years-digits method, which is an accelerated method for calculating an asset’s amortization. Under this method, the amortization expense recorded for a pre-publication cost asset is approximately 47% (year 1), 25% (year 2), 14% (year 3), 8% (year 4) and 5% (year 5). The amortization methods and periods chosen best reflect the pattern of expected sales generated from individual titles, music and/or programs. The Company periodically evaluates the remaining lives and recoverability of capitalized pre-publication costs, which are often dependent upon program acceptance by state adoption authorities. For the years ended December 31, 2016 and 2015, there was no impairment of pre-publication costs.

F-9

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Royalty Advances

Royalty advances to authors are capitalized and represent amounts paid in advance of the sale of an author’s product and are recovered as earned. As advances are recorded, a partial reserve may be recorded immediately based primarily upon historical sales experience. Advances are evaluated periodically to determine if they are expected to be recovered. Any portion of a royalty advance that is not expected to be recovered is fully reserved. As of December 31, 2016 and 2015, royalty advances recorded within other current assets in the accompanying consolidated balance sheets were $123,534 and $75,129, respectively. During the years ended December 31, 2016 and 2015, there were no reserves recorded against royalty advances.

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Deferred Rent

The Company accounts for lease rentals that have escalating rents on a straight-line basis over the life of each lease. This accounting generally results in a deferred liability (for the lease expense) recorded on the consolidated balance sheets. As of December 31, 2016 and 2015, the Company's liability related to such was $17,174 and $4,515, respectively, and included within accrued liabilities on the accompanying consolidated balance sheets.

Revenue Recognition

The Company recognizes revenue related to sales of its products and services when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue is recognized from the Company's in store sales when the customer receives and pays for the merchandise at the register. For e-commerce sales, the Company recognizes revenue at the time the merchandise is shipped from our facility. Customers typically receive goods within four days of shipment. Amounts related to shipping and handling that are billed to customers are reflected in revenues, and the related costs are reflected in cost of revenues. Revenues from the sale of electronic formats of music, books and other media related items are recognized when the product is received by the consumer. Taxes collected from customers and remitted to governmental authorities are presented in the consolidated statements of operations on a net basis. In addition, the Company records revenues net of an estimated sales returns allowance. As of December 31, 2016 and 2015, the Company sales return allowance was $12,742 and $32,282, respectively.

Cost of Revenues

Cost of revenues consists of merchandise costs, shipping costs, personnel related salaries and wages, consulting and content costs in which don't meet the capitalization criteria, royalties, etc.

F-10

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

General and Administration

General and administrative expense include management and administrative personnel related salaries and wages, general corporate expenditures consisting of rent, accounting, legal, information systems expense, etc.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were approximately $60,338 and $28,536 for the years ended December 31, 2016 and 2015, respectively.

Income Taxes

The Company applies ASC 740 Income Taxes.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their consolidated financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk

Cash

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits. To date there have been no losses.

Revenues and Accounts Receivable

The Company has a concentration risk from a third-party provider for which accumulates revenues and royalties due to the Company primarily through digital sales of the Company music products and then remits the monies collected to the Company. These revenues represent approximately 19% and 26% of total revenues for the year ended December 31, 2016 and 2015. As of December 31, 2016 and 2015, accounts receivable from this third party represented 58% and 48% of accounts receivable, respectively. Additionally, as of December 31, 2016 and 2015, the Company had one customer which represented 33% and 48% of accounts receivable, respectively. The loss of this third party and customer would have a material impact on the Company’s consolidated financial statements.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

F-11

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016 and 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, other current assets, accounts payable, accrued liabilities, related party notes payable, etc. Fair values for these items were assumed to approximate carrying values because of their short term nature or they are payable on demand.

Loss Per Common Share

Net loss per share is provided in accordance with ASC Subtopic 260-10. The Company presents basic loss per share (“EPS”) and diluted EPS on the face of statements of operations. Basic EPS is computed by dividing reported losses by the weighted average shares outstanding. There were no dilutive shares outstanding during the years ended December 31, 2016 and 2015.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective beginning January 1, 2018. The Company is currently in the process of evaluating the effect this guidance will have on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its consolidated financial statements and related disclosures.

The FASB issues ASU’s to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

F-12

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 3 – DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Property and equipment consisted of the following at December 31, 2016 and 2015:

	2016	2015
Furniture and fixtures	$48,137	$43,966
Machinery and equipment	157,315	208,060
Leasehold improvements	372,537	370,627
Total property and equipment	577,989	622,653
Less accumulated depreciation	(167,760)	(94,034)
	$410,229	$528,619

Depreciation expense for the years ended December 31, 2016 and 2015 was $86,637 and $83,015, respectively. During the year ended December 31, 2016, the Company sold a vehicle for $39,000 in proceeds for which a loss of $12,718 was recognized.

Media assets consisted of the following at December 31, 2016 and 2015:

	2016	2015
Music	$293,825	$265,625
Books and other media	291,139	260,905
Website development and content	163,800	126,500
Total media assets	748,764	653,030
Less accumulated amortization	(406,955)	(245,218)
	$341,809	$407,812

Amortization expense for the years ended December 31, 2016 and 2015 was $161,737 and $143,993, respectively.

NOTE 4 – CAPITAL LEASES

In July 2015, the Company entered into two leases for camera equipment. The leases were considered to be capital leases, thus $102,759 representing the cost of cameras, was recorded as an asset. The leases are payable in monthly payments ranging from $1,344 to $1,362, and have imputed interest rates ranging from 11.14% to 14.52%, and are secured by the equipment being leased. The leases expire at dates ranging from June 9, 2019 to July 9, 2019. As of December 31, 2016 and 2015, the balance outstanding was $65,360 and $88,558, respectively.

F-13

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

As of December 31, 2016, future minimum lease payments under capital leases are as follows:

Year ending December 31:
2017	$32,473
2018	32,473
2019	16,237
81,183
Less amount representing interest	(15,823)
65,360
Less current portion	(25,598)
$39,762

Depreciation of assets held under capital leases is included in depreciation expense. Equipment held under capital lease had a gross cost of $102,759 and accumulated depreciation of $30,386 as of December 31, 2016. The gross cost and accumulated depreciation was $102,759 and $9,834, respectively, as of December 31, 2015.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Leases

On December 2, 2015, the Company entered into a lease agreement for its corporate office in Encinitas, California. The lease is for 108 months through August 2024 with monthly lease payments ranging from $5,150 to $7,508. The lease commenced September 1, 2015 and the Company received the first three months rent free.

The following table summarizes the Company's future minimum commitment under the non-cancellable operating lease agreements as of December 31, 2016:

Year ending December 31:
2017	$65,988
2018	68,627
2019	71,372
2020	77,905
2021	82,713
Thereafter	234,878
$601,483

Rent expense for the years ended December 31, 2016 and 2015 was $70,958 and $25,116, respectively.

Contracts

The Company routinely enters into long-term commitments with writers for the future delivery of book and screenplay related product. Such commitments generally become due only upon delivery and Company acceptance of the product. Additionally, such commitments are typically cancelable at the Company’s discretion, generally without penalty.

F-14

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 6 – STOCKHOLDER'S EQUITY

Common Stock

The Company is authorized to issue 10,000 shares of common stock.

Contributed Capital

During the years ended December 31, 2016 and 2015, the Company's shareholder contributed $183,184 and $329,994, respectively. The contributions were used within operations. See Note 7 for additional discussion regarding advances converted to capital contributions.

NOTE 7 – RELATED PARTY TRANSACTIONS

From time-to-time during the years ended December 31, 2016 and 2015, the Company received advances from its shareholder and related entities for working capital. The advances didn't bear interest and were due on demand. As of December 31, 2015, advances due to the shareholder and related entities were $306,042. In April 2016, the Company and the shareholder entered into a $300,000 note agreement. At the time of the agreement, advances of $6,042, which represented the amounts in excess of $300,000 were treated as contributed capital and reclassed to additional paid-in capital. The note bears interest at 6% per annum and is due on December 31, 2018. In addition, the holder can require the note to be repaid prior to maturity in amount equal to 10% of the net proceeds from any third party debt or equity financing. As of December 31, 2016, within accrued liabilities on the accompanying consolidated balance sheet was accrued interest of $13,512 due under then note. As of December 31, 2016, the balance of the note was $300,000.

In March 2017, the shareholder agreed to provide an additional $200,000 under the same terms as the initial note. Subsequent to December 31, 2016, the shareholder has provided a total of $257,000 for working capital. See Note 2 for a discussion of the shareholder’s loan to the Company.

Subsequent to year end, the Company entered into an agreement with its shareholder to pay a percentage of royalties from sales of media assets and merchandise with an annual minimum yearly amount due of $100,000, see Note 9 for additional information. During the years ended December 31, 2016 and 2015, the shareholder didn't receive any compensation or royalties for his services, however, the Company paid for certain costs relating to the maintenance or development of shareholder’s wholly-owned properties during this period. Thus, for the year ended December 31, 2016 and 2015, the Company calculated the royalty using the subsequent agreement for which the shareholder would have received if the agreement had been in place. The Company recorded $100,000 during the years ended December 31, 2016 and 2015 as a cost of revenues and additional amounts contributed to additional paid-in capital.

See Note 6 for additional related party transaction.

F-15

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 8 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31, 2016 and 2015:

	2016	2015
Current tax provision:
Federal	$-	$-
State	2,400	2,400
Total	2,400	2,400

Deferred tax provision:
Federal	(108,134)	(76,414)
State	(18,695)	(13,113)
Total	(126,829)	(89,527)
Valuation allowance	126,829	89,527
Total provision for income taxes	$2,400	$2,400

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the years ended December 31:

	2016	2015
Federal tax benefit at statutory rate	34%	34%
Permanent differences:
State taxes, net of federal benefit	4.0%	4.0%
Meals and entertainment	-0.2%	-0.3%
Contributed royalties	-8.4%	-11.3%
Temporary differences:
Change in valuation allowance	-30.0%	-27.1%
Total provision for income taxes	-0.6%	-0.7%

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2016	2015
Current:
Accruals and other	$11,044	$8,047

Noncurrent:
Net operating loss carryforwards	205,312	81,480
Valuation allowance	(216,356)	(89,527)
Net deferred tax asset	$-	$-

At December 31, 2016, the Company had net operating loss carry forwards of approximately $515,000 that may be offset against future taxable income through 2035. The difference between the Company's tax rate and the statutory rate is due to a full valuation allowance on the deferred tax asset.

F-16

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(FORMERLY TO THE STARS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods starting in 2015.  The Company currently is not under examination by any tax authorities.

NOTE 9 – SUBSEQUENT EVENTS

Subsequent to December 31, 2016, the Company is planning a Regulation 1-A filing with the Securities and Exchange Commission under which the newly formed parent company TTS Academy., which was Incorporated in February of 2017 as referenced in Note 1. The newly formed Company will be the parent Company of To The Stars, Inc., which will be a subsidiary of the newly formed Company.

On April 26, 2017, TTS Academy entered into a Licensing Agreement with Thomas DeLonge and Mr. DeLonge’s affiliated entities Mr. Handsome, LLC and Good in Bed Music, ASCAP (the “DeLonge Entities”), memorializing a verbal license the DeLonge Entities had with the Company since 2011 for the use of certain intellectual property rights, in particular Mr. DeLonge’s legal and professional name and likeness, trademarks and copyrights (including master recordings) relating to Mr. DeLonge and the musical band professionally known as Angels and Airwaves.  TTS Academy will pay the DeLonge Entities a royalty on gross sales ranging from 0.5 – 15% depending on the product category, with a minimum royalty guarantee of $100,000 in each calendar year.

In May 2017, TTS Academy issued a total of 7,500,000 Class A common stock and 3,600 shares of Class B common stock to two members of the board of directors. The shares were vested upon issuance.

In May 2017, TTS Academy established the 2017 Stock Incentive Plan ("Plan"). Under the terms of the Plan, TTS Academy is authorized to issue 17,500,000 shares of Class A common stock. The grants can be in the form of options or restricted stock. In June 2017, the Company granted employees and advisory board members 11,500,000 shares of Class A common stock under the Plan. Some of the grants vested upon issuance while others vest over a period of thirty-six months.

See Note 7 for an additional subsequent event.

The Company has evaluated subsequent events that occurred after December 31, 2016 through June 19, 2017, the issuance date of these consolidated financial statements. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements, other than those disclosed.

F-17

PART III

INDEX TO EXHIBITS

2.1 Amended and Restated Certificate of Incorporation

2.2 Bylaws

3. Stockholders Agreement

4. Form of Subscription Agreement

6.1 Licensing Agreement dated April 26, 2017

6.2 Contribution Agreement dated April 27, 2017

6.3 Contribution Agreement dated June 1, 2017

6.4 Copyright Assignment dated March 31, 2017

6.5 Intellectual Property Transfer Agreement dated March 31, 2017

6.6 2017 Stock Incentive Plan

8. Escrow Agreement*

11. Consent of Independent Auditor

12. Opinion of KHLK LLP*

*To be filed by amendment

45

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encinitas, State of California, on July 10, 2017.

TO THE STARS ACADEMY OF ARTS AND SCIENCE

/s/ Thomas M. DeLonge
By Thomas M. DeLonge, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas M. DeLonge
Thomas M. DeLonge, Director, Chief Executive Officer, and President

Date: July 10, 2017

/s/ Louis Tommasino
Louis Tommasino, Chief Financial Officer and Principal Accounting Officer

Date: July 10, 2017

/s/ James Semivan
James Semivan, Director

Date: July 10, 2017

/s/ Harold Puthoff
Harold Puthoff, Director

Date: July 10, 2017

46